Exhibit 1

                                  PERDIGAO S.A.
                             CNPJ 01.838.723/0001-27
                                 PUBLIC COMPANY

We inform as follows the Resolutions Adopted on the Ordinary and Extraordinary General Shareholders Meeting of the Board of Directors realized on April 22nd, 2003:

1. Approved the Financial Statements, as well as other documents referring to the fiscal year ended on 12/31/02 and the destination of Net Profits for the 2002 Fiscal Year as follows: Fiscal Year Net Profit destined R$ 14,510,710.62, for the counts: Legal Reserve R$ 725,535.53, Dividends: calculated based on interest over company capital: R$ 5,400,000.00, Reserve for capital increase R$ 2,902,142.12, Reserve for expansion R$ 5,483,032.97;

2. Confirmed the deliberation of the Board of Directors of 03.22.2002, in respect to the distribution of interest over company capital to shareholders, in the amounts of R$ 5,400,000,00, R$ 0.12132 per share, corresponding to 39.2% of the net profit adjusted pursuant to Article 202 of Law 6,404/76, in accordance to mandatory minimum dividend;

3. Elected the Members of the Board of Directors until the Ordinary General Shareholders Meeting of 2005 as follows,

      Effective Members:

      Chairman                      EGGON JOAO DA SILVA
      Vice-Chairman                 FRANCISCO FERREIRA ALEXANDRE
      Board Members:
                                    ADESIO DE ALMEIDA LIMA
                                    JAIME HUGO PATALANO
                                    ANTONIO CARLOS VALENTE DA SILVA
                                    CARLOS EDUARDO DA SILVA BESSA
                                    LUIZ CARLOS FERNANDES AFONSO

Substitute Members: ALIDOR LUEDERS; MAURILIO ROSSI; CARLOS ALBERTO DE OLIVEIRA; WILSON CARLOS DUARTE DELFINO; LEVY PINTO DE CASTRO; RONALDO MARCHESE SCHMIDT; CARLOS FERNANDO COSTA;

4. The Statutory Audit Committee, with mandate until the Annual General Meeting of 2004, was elected as follows: Effective Members: representing preferential shareholders, LUCIANO CARVALHO VENTURA; representing minority shareholders, GERD EDGAR BAUMER; representing controller shareholders, HILDA TURNES PINHEIRO; AYRTON ANTONIO JORGE; JOSE IGNACIO ORTUONDO GARCIA; Substitute Members: CLAUDIO VILAR FURTADO;

      DIMAS TARCISIO VANIN; FLAVIO ARTHUR BONADIO; JAN DE SOUZA NISSEN; EDUARDO CARVALHO DUARTE;

5. Approved the Managers' compensation for the current year, in the global and monthly amount of up to R$ 144,000.00. To further approve an extra compensation for the month of December/2003, in the amount corresponding to one monthly fee. Minimum amount fixed forecast in law of 10% of average compensation of each manager as compensation for members of Audit Committee.


[OBJECT OMITTED]


PERDIGAO S.A.
WANG WEI CHANG
CHIEF FINANCIAL OFFICER